Exhibit 10.2
CONSULTING SERVICES AGREEMENT
     American Express Company (“Amex”), a New York corporation having offices at American Express Tower, World Financial Center, 200 Vesey Street, New York, New York 10285, and Theodore J. Leonsis, an individual with an address at [Redacted] (“Mr. Leonsis”), hereby enter into this consulting services agreement (“Agreement”) effective as of the commencement of the Term set forth in 2(a) below (the “Effective Date”).
     1. The Services and Payment Terms. Amex is retaining Mr. Leonsis as Special Adviser to Amex to perform the services set forth in the attached Schedule 1 (the “Services”). Amex agrees to pay Mr. Leonsis as set forth in the attached Schedule 2.
     2. Term and Termination.
          (a) The term of this Agreement shall begin on July 19, 2010 and will terminate on the end of the business day on July 18, 2011, unless terminated earlier as set forth below (the “Term”).
          (b) In the event that Amex commits a material breach or default under this Agreement that is not remedied within thirty (30) days after Mr. Leonsis has given Amex written notice thereof, Mr. Leonsis can immediately terminate this Agreement.
          (c) Either party may terminate this Agreement at any time and for any reason upon thirty (30) days written notice to the other party.
          (d) Mr. Leonsis understands that the early termination of this Agreement will nullify Amex’s liability with respect to payment for services beyond the prorated amount due for any Services satisfactorily rendered to the date of termination.
     3. Amex Contact. Amex designates Kenneth Chenault or his designee as its primary contact for Mr. Leonsis.
     4. Independent Contractor Status and Authority.
          (a) Mr. Leonsis agrees that (i) he is an independent contractor and not an employee of Amex and will not represent himself as such for any purpose including, but not limited to, tax purposes and (ii) he is not entitled to treatment as an Amex employee, including eligibility for any Amex employee benefits. Since Mr. Leonsis is not an employee of Amex, he agrees that he shall be liable for all taxes and withholdings applicable to the payment of fees and compensation for the Services hereunder.
          (b) Mr. Leonsis assumes full responsibility for his own activities and is free to establish methods and hours of work, free from the direction and control of Amex (consistent with accomplishing the Services), and to carry out activities as he sees fit. Mr. Leonsis agrees that he does not have any authority in his capacity as Special Adviser hereunder to make commitments or enter into contracts on behalf of, bind or otherwise obligate Amex in any manner whatsoever.
     5. Intellectual Property/Ownership. (a) All Inventions (as defined below) and documentation, prototypes, models and the like relating thereto, and all customer lists, databases, reports, analyses and sales and marketing materials prepared for Amex or developed as a result of the Services performed by Mr. Leonsis pursuant to this Agreement (the “Materials”) shall be deemed to be works made for hire and in the course of the Services rendered and shall belong exclusively to Amex, with Amex having the sole right to obtain, hold and renew in its own name, all patents, copyrights or other appropriate protection. To the extent that any Materials may not be deemed works made for hire, Mr. Leonsis hereby irrevocably assigns to Amex all his right, title and interest therein. Mr. Leonsis shall give Amex and/or any Amex designee all reasonable assistance and shall execute all documents necessary to assist and/or enable Amex to perfect, preserve, register and/or record its rights in any Materials and this obligation shall survive the termination of this Agreement. Mr. Leonsis shall immediately upon the termination, cancellation or expiration of this Agreement turn over to Amex all Materials together with any Amex documents or other items furnished to Mr. Leonsis during the performance of the Services and all copies thereof.
     (b) Upon Amex’s request, Mr. Leonsis agrees to review with Amex each inventive concept conceived or first reduced to practice, either solely by Mr. Leonsis or jointly by Mr. Leonsis and Amex (including employees and agents of Amex and its subsidiaries and affiliates), as a result of performance of the Services for the purpose of identifying and disclosing in writing those inventive concepts that could potentially be protected by a patent, trademark, copyright or other intellectual property right (“Invention”). As to each Invention, Mr. Leonsis agrees to specifically point out the features or concepts that he believes to be new or different.
     6. Confidential Information/Trade Secrets.
     (a) Mr. Leonsis shall execute the Confidentiality and Non-Disclosure Agreement attached hereto as Exhibit A prior to performing any Services hereunder and shall provide a copy of that signed Confidentiality and Non-Disclosure Agreement to Amex within 5 days of the Effective Date.
     (b) Mr. Leonsis acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions of this Section 6 or the terms of Exhibit A, Amex will have no adequate remedy in damages and, accordingly, shall be entitled to an injunction against such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.
     7. Exclusivity/Full Disclosure.
     (a) During the Term of this Agreement and for a period of twelve (12) months thereafter, Mr. Leonsis shall not, without the prior written consent of Amex, directly or indirectly engage in any business activities on behalf of, launch or operate, or provide advisory services to, or become employed by in any capacity, or become an officer, director, agent, consultant, contractor, shareholder, member or partner of or lender to, or hold an interest in: (i) any Entity that engages in a business activity that competes with a business activity in which Amex is engaged; or (ii) any Entity engaged in a business activity in which Amex is, at the time of the termination of this Agreement, to Mr. Leonsis’ knowledge, after reasonable inquiry, considering engaging and about which Mr. Leonsis has provided direct consultation or advice in the performance of his Services hereunder. The restrictions set forth in this clause (a) do not apply to: i) passive ownership of less than 5.0% of the stock or other equity interests in an Entity for which Mr. Leonsis does not serve as an officer, director, employee or consultant or to which Mr. Leonsis does not provide advisory services; ii) an Entity that derives less than 5% of its aggregate net revenues from a business activity that competes with a business activity in which Amex is engaged or in which Amex is considering engaging, provided that Mr. Leonsis does not provide any advisory, consulting or other services in any capacity to any such Entity with respect to any initiatives, strategies or subjects about which Mr. Leonsis advises or consults with Amex pursuant to this Agreement; or iii) Mr. Leonsis’ existing investments in the Entities that are set forth on the attached Schedule 3. Aggregate net revenues shall be determined by reference to the last calendar year immediately preceding the acquisition or investment by Mr. Leonsis in such restricted business or activity. The parties agree that business activities conducted by an Entity in which Amex has made an investment are considered for purposes of this Section 7 to be business activities conducted by Amex. Upon Mr. Leonsis’ request at any time after termination of this Agreement, should Mr. Leonsis desire to undertake an activity or make an investment that would be restricted by this Section 7(a) as a result of business activities conducted by an Entity in which Amex has made an investment, Amex shall promptly make a case by case determination whether to waive the restrictions of this Section 7(a) with respect to Mr. Leonsis’ proposed activity or investment.
     (b) Amex retains the right to retain other persons or entities to perform services, including but not limited to, services similar to the Services, or to conduct such activities itself. Mr. Leonsis shall not hire or solicit the employment of any Amex personnel (including personnel of Amex affiliates or subsidiaries) during the Term of this Agreement and for a period of twelve (12) months thereafter.
     (c) Mr. Leonsis agrees to promptly provide to Amex through its Corporate Secretary written disclosure of any material personal interest in the subject matter of the Services, including in particular any conflicts of interest or, to Mr. Leonsis’ knowledge after due inquiry, potential conflicts of interest, as such interests may arise or become apparent from time to time, unless he has previously informed Amex’s Corporate Secretary of such interests pursuant to this Agreement or otherwise.
     (d) Mr. Leonsis agrees that the obligations in this Section 7 shall survive the termination of this Agreement by either party, are necessary and reasonable in order to protect Amex’s legitimate business interests, and agrees that monetary damages might be inadequate to compensate Amex for any breach of any covenant set forth in this Section 7. Accordingly, Mr. Leonsis agrees and acknowledges that any such violation might cause irreparable injury and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Amex shall be entitled to obtain injunctive relief against a breach or the threatened breach of this Section 7. Mr. Leonsis further agrees that if any provision of this Section 7 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth in this Agreement, such provision shall be enforceable to the maximum extent possible under applicable law and such court shall reform such provision to make it enforceable.
     (e) For purposes of this Section 7, (i) “Amex” shall mean Amex and its subsidiaries and affiliates; and (ii) the term “Entity” or “Entities” shall mean any corporation, partnership, association, joint venture, trust, government, governmental agency or authority, person or other organization or entity.
     8. Liability. Mr. Leonsis shall be liable for and shall indemnify and hold Amex harmless from and against any and all liabilities, losses, taxes, withholdings, claims, demands, actions, judgments, costs and expenses, including but not limited to attorneys’ fees, arising out of or resulting from the negligent acts or omissions of Mr. Leonsis in providing the Services under this Agreement. Amex shall be liable for and shall indemnify and hold Mr. Leonsis harmless from and against any and all liabilities, losses, claims, demands, actions, judgments, costs and expenses, including but not limited to attorneys’ fees, arising out of or resulting from the negligent acts or omissions of Amex, its employees or officers. NOTWITHSTANDING THE FOREGOING, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR OTHERWISE ARISING OUT OF THIS AGREEMENT.

     9. Publicity. Mr. Leonsis shall not use Amex’s name, logo, trademarks or service marks in any advertising, publicity releases, client listing or any other materials without Amex’s prior written approval.
     10. Assignment. Mr. Leonsis shall not assign this Agreement or otherwise transfer, subcontract or delegate any of his rights and/or obligations hereunder without Amex’s prior written consent and any attempt to do so will be void.
     11. Notices. Any notice or other communication required or which may be given hereunder will be in writing and either delivered personally or mailed, by certified or registered mail, postage prepaid, or sent via facsimile, and will be deemed given when so delivered personally or if sent via facsimile, to a facsimile number designated by each party with receipt thereof confirmed electronically, or if mailed, 72 hours after the time of mailing, as follows:
If to Mr. Leonsis:
Mr. Theodore J. Leonsis
[Redacted]

If to Amex:	With a copy to:
American Express Company	American Express Company
3 World Financial Center	3 World Financial Center
200 Vesey Street	200 Vesey Street
New York, NY 10285-5100	New York, NY 10285-4900
Facsimile: (212) 640-0135	Facsimile: (212) 640-0388
Attn: Gilbert Ahye	Attn: Jason K. Brown
Either party may change the persons and addresses to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.
     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements negotiated, executed and performed entirely within the State of New York.
     13. Warranties. Mr. Leonsis warrants that: (i) the Services shall be performed by Theodore J. Leonsis; (ii) Mr. Leonsis will comply with all applicable federal, state and local laws and regulations in the performance of the Services; (iii) the performance of any Services by Mr. Leonsis does not and will not infringe upon or violate the rights of any third party (including, without limitation, the rights to any prints, photographs, drawings or other works of intellectual property) and, subject to Section 5, Amex shall receive free and clear title to all Materials; (iv) subject to Section 5, Amex shall have the right to use for its own purposes, any Materials and information provided to or otherwise obtained by Amex as a result of this Agreement, without restriction, liability or obligation.
     14. Role as Director. Mr. Leonsis agrees to comply with the Code of Business Conduct for Members of the Board of Directors of American Express Company for as long as he serves a member of the American Express Company Board of Directors. The rights and obligations of and restrictions applicable to Mr. Leonsis hereunder are in addition to and not in lieu of the rights, obligations and restrictions applicable to Mr. Leonsis as a member of the American Express Company Board of Directors, including but not limited to: (i) the obligations and restrictions applicable under such Code of Business Conduct; and (ii) fiduciary duties under New York law.

     15. General.
          (a) No amendments or modifications shall be binding upon either party unless made in writing and signed by both parties.
          (b) This Agreement, together with the attached Schedules and Exhibits, which are incorporated herein by this reference, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements, understandings, and negotiations between the parties regarding the subject matter hereof; except however, the obligations of Mr. Leonsis and the restrictions applicable to Mr. Leonsis contained herein are in addition to and not in lieu of those contained in the Agreement and Plan of Merger, dated as of November 17, 2009, by and among Amex, Liberty Acquisition I Corp., Revolution Money Inc., the Company Securityholders named therein, certain other individuals identified therein and Shareholder Representative Services LLC, including any and all Exhibits, Annexes, Schedules, Documents and Agreements thereto, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”), dated as of January 2010, by and among Amex, Revolution Money Inc. and Shareholder Representative Services LLC (collectively, the “Merger Agreement”), and nothing herein shall supersede any provision of the Merger Agreement which shall remain in full force and effect.
          (c) In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and shall remain enforceable, and the invalid, illegal or unenforceable provision shall be replaced by the provision which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision.
          (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
          (e) The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
          (f) Mr. Leonsis understands and agrees that the commencement of the Services may occur only upon the successful completion of a background investigation by a reputable and experienced third-party vendor selected by Amex and Amex’s satisfaction as to the contents thereof, and Mr. Leonsis agrees to execute any and all documentation necessary for Amex to have such background investigation conducted.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date noted below.

AMERICAN EXPRESS COMPANY			THEODORE J. LEONSIS

By:	/s/ Kenneth I. Chenault		By:	/s/ Theodore J. Leonsis

	Name:	Kenneth I. Chenault		Name:	Theodore J. Leonsis
	Title:	Chairman and Chief Executive Officer

Date: July 19, 2010	Date: July 19, 2010

Schedule 1
THE SERVICES
Theodore J. Leonsis shall provide the following services to Amex hereunder:
1.	Consulting and advising Ken Chenault, and/or his designee(s), regarding digital, on-line and mobile payments, developments, opportunities and strategies;

2.	Consulting and advising Ken Chenault, and/or his designee(s), regarding the Revolution Money business, opportunities and strategies; and

3.	Participating in discussions and negotiations of Amex regarding strategic initiatives, technologies developments and potential transactions, as directed by Ken Chenault.
Theodore J. Leonsis will be expected to devote a significant amount of time per month providing the Services. All Services performed pursuant to this Agreement for which Amex is being charged a fee must be provided personally by Theodore J. Leonsis.
Schedule 2
PAYMENT TERMS
For performance of the Services during the Term, Amex agrees to pay Mr. Leonsis $83,333.33 per month. To receive payment, Mr. Leonsis must submit a monthly invoice to the office of L. Kevin Cox. Payment shall be due 30 days upon invoice to Amex.
In addition, Amex agrees to reimburse Mr. Leonsis for reasonable and customary expenses (“Expenses”) actually incurred in providing the Services. Mr. Leonsis’s Expenses will be considered reasonable if they are in accordance with the American Express Travel and Expense policy, as in effect from time to time, a copy of which will be provided to Mr. Leonsis upon request. All Expenses must be supported by proper documentation.
Schedule 3

Agape Partners Multimedia, LLC	Mobile Posse
Algentis	Monumental Sports & Entertainment
Beacon Capital Strategies	ObjectVideo
Bridgevine	Mevio (formerly PodShow)
Clearspring	Qloud/Buzznet
ePals, Inc.	SnagFilms
GridPoint	SB Nation (formerly SportsBlogs Nation)
Groupon	Shaman II (Zedge)
Kick Films, LLc	TidalTV
LaunchBox Digital	Triporati
Mahalo
MediaBank

EXHIBIT A
CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT
I, Theodore J. Leonsis, will be providing consulting and advisory services (“Services”) to American Express Company (“Amex”) pursuant to a Consulting Services Agreement. In consideration of Amex, its subsidiaries and/or affiliates (“Amex Entities”) providing me with access to certain of its information, documents and or/data, I agree voluntarily to enter into this Confidentiality and Non-Disclosure Agreement.
In connection with my performance of the Services, I will be provided with certain confidential and/or proprietary information, both verbally and in written and/or electronic form (“Confidential Information”) of the Amex Entities. Confidential Information includes, but is not limited to, any information relating to organizational structure, personnel data, marketing philosophy and objectives, project plans, strategy and vision statements, business initiatives, system design, methodologies, processes, competitive advantages and disadvantages, financial results, audit reports and materials related to same, systems, operations, technology, customer lists, product development, advertising or sales programs and any other information which would give Amex an opportunity to obtain an advantage over its competitors or which Amex is ethically obligated to protect from unauthorized sources. Information shall not be deemed confidential to the extent, but only to the extent, that I can demonstrate: (i) it was independently developed by me without any use of the Confidential Information or by my employees or other agents (or independent contractors hired by me) who have not been exposed to the Confidential Information; (ii) becomes known to me, without restriction, from a source other than the Amex Entities that had no duty of confidentiality, to my knowledge, to the Amex Entities with respect to this information; (iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of mine; or (iv) was rightfully known to me without restriction, at the time of disclosure.
I recognize that Amex desires to protect its investments in Confidential Information and therefore requires that I agree to safeguard all Confidential Information and not to reveal Confidential Information of the Amex Entities to any third party unless agreed to in writing in advance by Amex or unless that person has signed a confidentiality agreement in a form acceptable to Amex. This would include any documents prepared by me and derived from or containing, in whole or in part, Confidential Information. At the conclusion of the performance of the Services, I agree to promptly return to Amex all Confidential Information and all copies thereof.
In the event that I am requested by a governmental authority or self-regulatory organization or am required by legal process to disclose any Confidential Information, it shall not be a breach of this Confidentiality and Non-Disclosure Agreement to disclose the Confidential Information provided that: (i) to the extent permitted, I give prompt notice of any proposed disclosure to Amex sufficiently prior to permit Amex to seek protective order or other appropriate relief; (ii) to the extent permitted, I will cooperate with Amex’s efforts to maintain the confidentiality of the Confidential Information; and (iii) in the event that such a protective order is not obtained, I disclose only that portion of the Confidential Information which my counsel advises is so requested by a governmental authority or self-regulatory organization or I am legally required to disclose. Notwithstanding the foregoing, Confidential Information disclosed pursuant to this paragraph shall remain and be treated as confidential for any and all other purposes.
I UNDERSTAND THAT ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. AMEX MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING THE ACCURACY, COMPLETENESS, NON INFRINGEMENT OR USEFULNESS OF ANY CONFIDENTIAL INFORMATION. Nothing in this Confidentiality and Non-Disclosure Agreement is intended to or shall grant any rights to me under any patents, mask work or copyright, and this Confidentiality and Non-Disclosure Agreement shall not grant to me any rights in or to Confidential Information.
I agree that the obligations hereunder are necessary and reasonable in order to protect the Amex Entities their businesses, and expressly agree that monetary damages might be inadequate to compensate Amex for any breach of any covenant or agreement set forth herein. Accordingly, I agree and acknowledge that any such violation might cause irreparable injury and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Amex shall be entitled to obtain injunctive relief against the threatened breach of this Confidentiality and Non-Disclosure Agreement or the continuation of any such breach.
THIS CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES.
I understand and agree that this Confidentiality and Non-Disclosure Agreement, along with the Consulting Services Agreement to which this Confidentiality and Non-Disclosure Agreement is an Exhibit, contains the entire agreement regarding the subject matter hereof in connection with the Services that I will be providing to Amex, and also acknowledge and agree that the restrictions herein are in addition to and not in lieu of any restrictions contained in the Agreement and Plan of Merger, dated as of November 17, 2009, by and among Amex, Liberty Acquisition I Corp., Revolution Money Inc..

the Company Security holders named therein, certain other individuals identified therein and Shareholder Representative Services LLC, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of January 2010, by and among Amex, Revolution Money Inc. and Shareholder Representative Services LLC , including any and all Exhibits, Annexes, Schedules, Documents and Agreements thereto, including but not limited to the Non-Disclosure Agreement, dated November 17, 2009, between Theodore J. Leonsis Theodore J. Leonsis Revocable Trust and Revolution Money Inc., (collectively, the “Merger Agreement”), and nothing herein shall supersede or modify any provision of that Merger Agreement which shall remain in full force and effect. Any failure to enforce any provision of this Confidentiality and Non-Disclosure Agreement shall not constitute a waiver thereof or of any other provision hereof. This Confidentiality and Non-Disclosure Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto. It is the desire and intent of the parties that the provisions of this Confidentiality and Non-Disclosure Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Confidentiality and Non-Disclosure Agreement is found in any jurisdiction to be invalid, illegal or unenforceable, such provision as to such jurisdiction shall be ineffective and the remaining provisions shall remain in full force and effect.
By:
Name: Theodore J. Leonsis
Date: